Exhibit 5.1

To the board of directors of NeoGames S.A. 63-65, rue de Merl L-2146 Luxembourg Grand Duchy of Luxembourg
Allen & Overy
société en commandite simple, inscrite au barreau de Luxembourg
5 avenue J.F. Kennedy  L-1855  Luxembourg
Boîte postale 5017  L-1050  Luxembourg

Tel          +352 4444 55 1
Fax         +352 4444 55 557

jacques.graas@allenovery.com

Our ref A&O/0129396-0000002 EUO3: 2008009552.1

Luxembourg, 25 April 2022

LUXEMBOURG EXHIBIT 5.1 OPINION — NEOGAMES S.A.

We are acting as legal advisers in the Grand Duchy of Luxembourg to Neogames S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B186309 (the Company) in connection with the Registration Statement on Form S-8 (the Registration Statement) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the reservation for future issuance of 1,516,467 ordinary shares without nominal value under the 2020 incentive award plan (the 2020 Plan) (the Reserved Shares).

We have examined, and relied on:

(i)	an electronic copy of an extract from the Register pertaining to the Company dated as of the date hereof;

(ii)	an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of the Company dated as of the date hereof;

(iii)
an email scanned copy of the extraordinary general shareholders’ meeting of the Company passed in front of notary Henri Hellinckx in the Grand Duchy of Luxembourg on 10 November 2020 recording, inter alia, the change of the share capital currency from EUR into USD, a capital increase in an amount of USD 17,459.85, the conversion of the Company from a Luxembourg private limited liability company (société à responsabilité limitée) into a Luxembourg public limited liability company (société anonyme), and a reverse stock split; and

(iv)
an email scanned copy of the restated articles of association (statuts coordonnés) of the Company (the Articles) dated 31 March 2022 (such Articles indicating in particular an authorised share capital of USD 188,406.11 (one hundred eighty-eight thousand four hundred six United States Dollars and eleven cents) (the Authorised Share Capital)).

In giving this legal opinion, we have assumed, and we have not verified independently that all factual matters, documents and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete, up-to-date and accurate.

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Séoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

Based upon, and subject to, the assumptions made above, we are of the opinion that, under the laws of the Grand Duchy of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

1.	Status

The Company is a validly existing public limited liability company (société anonyme) formed for an unlimited duration under the laws of the Grand Duchy of Luxembourg.

2.	Reserved Shares

The Reserved Shares, once validly subscribed, fully paid-up and issued under the Authorized Share Capital in accordance with the Articles and the 2020 Plan, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

This legal opinion is as of the date hereof and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, the issuance of the Reserved Shares by the Company and to the use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Allen & Overy
Allen & Overy Jacques Graas* Partner Avocat à la Cour

*
This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.